EXHIBIT 99.1

TOP-LINE DATA AVAILABLE FROM THREE IPILIMUMAB PIVOTAL TRIALS IN PATIENTS WITH ADVANCED METASTATIC MELANOMA

Conference call scheduled for tomorrow, Tuesday, December 11, 2007 at 8:45 am ET

PRINCETON, NJ — Monday, December 10, 2007 — Medarex, Inc. (NASDAQ: MEDX) and Bristol-Myers Squibb Company (NYSE: BMY) today announced top-line data from the three registrational trials (008, 022, 007) that constitute the monotherapy program for ipilimumab — an investigational immunotherapy — in patients with metastatic melanoma.  The results from study 008, conducted under Special Protocol Assessment (SPA), did not meet the primary endpoint, which was to rule out a best objective response rate of less than 10 percent.  However, the totality of data from the registrational program included a clear dose response effect observed in study 022 and best objective response rates across the three studies ranging from mid-single digits to mid-teens as determined by independent radiology review.

The objective responses were consistent with previous observations and included complete and partial responses.  The majority of the responses were ongoing at the end of the observation period. In contrast to standard cytotoxic therapy, responses at the highest doses were noted to evolve over time; these patterns of response appear potentially unique to this form of therapy.

Given the importance of these findings and the limited treatment options for this patient population, Medarex and Bristol-Myers Squibb are planning to meet with regulatory agencies in the near future.   Pending these discussions, the companies aim to submit a regulatory filing to the U.S. Food and Drug Administration (FDA) in the first half of 2008.

Overall, the safety results from the three studies were generally consistent with data from previously reported clinical trials of ipilimumab and, as expected, the most common immune related adverse events (greater than five percent) consisted of rash, diarrhea, and hepatitis.  Safety data from the 10 mg/kg cohorts were consistent with results from similar or lower doses of previously reported clinical data.

About the Ipilimumab Registrational Monotherapy Program

The registrational, monotherapy program evaluated ipilimumab in 487 patients with advanced Stage III or Stage IV metastatic melanoma from three clinical trials conducted at multiple centers across North America, Europe, South America and Africa. The trials included an open-label, single arm trial (008) evaluating overall response rate in 155 patients who progressed on or following standard treatment; a randomized, double-blind trial (022) evaluating the efficacy of three dose levels of ipilimumab in 216 patients who were previously treated, relapsed or failed to respond to experimental treatment or were unable to tolerate currently approved therapies; and a randomized, double-blind, placebo-controlled trial (007) in 116 patients comparing the safety of ipilimumab, with or without prophylactic oral budesonide (primarily evaluating the rate of grade 2+ diarrhea). All patients enrolled in these trials were diagnosed with advanced Stage III or Stage IV malignant melanoma.

All three studies were designed to capture clinical activity and kinetics of response at specific time points, beginning with an initial assessment at 12 weeks.  Objective response determinations were verified by an independent radiology committee.  Active follow-up of patients is ongoing, and many patients enrolled in the three studies are continuing to be treated with maintenance therapy.

Initiation of the ipilimumab registrational monotherapy program reviewed under SPA with the FDA was announced in March 2006. Following the March 2006 announcement, enrollment of 487 patients was completed in less than one year and in line with timeline expectations. In December 2006, ipilimumab received Fast Track designation from the FDA for use as a monotherapy in previously treated patients with metastatic melanoma.

About Ipilimumab

Ipilimumab is a fully human antibody that binds to CTLA-4 (cytotoxic T lymphocyte-associated antigen 4), a molecule on T-cells that plays a critical role in regulating natural immune responses.  The absence or presence of CTLA-4 can augment or suppress the immune system’s T-cell response in fighting disease.  Ipilimumab is designed to block the activity of CTLA-4, thereby sustaining an active immune response in its attack on cancer cells.

Comprehensive Clinical Trial Program for Ipilimumab

Ipilimumab is being developed through a joint partnership between Bristol-Myers Squibb and Medarex.  Based on nonclinical and clinical studies showing that antibody blockade of CTLA-4 plays an important role in sustaining an active immune response to fight cancer, Bristol-Myers Squibb and Medarex are pursuing a broad clinical development program with ipilimumab evaluating its potential use in advanced metastatic melanoma, as well as prostate, lung, pancreatic, bladder, breast, lymphoma and leukemia cancers. More than 2,000 patients have been treated with ipilimumab as a monotherapy or in combination with other agents in clinical trials.

For further information about ipilimumab clinical trials, please visit www.clinicaltrials.gov.

About Advanced Melanoma

Melanoma is a form of skin cancer characterized by the uncontrolled growth of pigment-producing cells (melanocytes) located in the skin.  As with many cancers, it is more difficult to treat once the disease has spread beyond the skin to other parts of the body by way of the bloodstream or the lymphatic system (metastatic disease).  Melanoma accounts for about three percent of skin cancer cases, but it causes most skin cancer deaths.  The American Cancer Society estimates that in 2007 there will be 59,940 new cases of melanoma in the U.S., and about 8,110 people will die of this disease.

Conference Call Details for Tomorrow, December 11, 2007 at 8:45 am ET

Medarex will hold a public conference call on Tuesday, December 11, 2007 at 8:45 am Eastern Time to discuss the top-line results of the registrational program.  To access the call live, please dial 1-888-713-4214 within the U.S. or 1-617-213-4866 outside the U.S.  The conference call passcode number is 37954707. The live webcast of the conference call can be accessed at www.medarex.com/Investor/Webcasts.htm.  An archive of the event will be available for a limited period following the call and may be accessed at www.medarex.com or by dialing 1-888-286-8010 within the U.S. or 1-617-801-6888 outside the U.S.  The archive conference call passcode number is 71497127.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases.  Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners.  More than 30 of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with seven of the most advanced product candidates currently in Phase 3 clinical trials or the subject of regulatory applications for marketing authorization.  Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs.  For more information about Medarex, visit its Web site at www.medarex.com.

Medarex Statement on Cautionary Factors: Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements.  Medarex disclaims, however, any intent or obligation to update these forward-looking statements.  Risks and uncertainties include risks associated with whether future clinical trials will result in the same outcomes as these clinical trials and whether the regulatory authorities will interpret the data from these clinical trials in the same manner, as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its quarterly reports on Form 10-Q.  There can be no assurance that such development efforts will succeed or that other developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.  Copies of Medarex’s public disclosure filings are available from its investor relations department.

About Bristol-Myers Squibb

Bristol-Myers Squibb is dedicated to the discovery, development and exhaustive exploration of innovative cancer fighting therapies designed to extend and enhance the lives of patients living with cancer.  More than 40 years ago, Bristol-Myers Squibb built a unified vision for the future of cancer treatment.  With expertise, dedication and resolve, that vision led to the development of a diverse global portfolio of anti-cancer therapies that are an important cornerstone of care today.  Hundreds of scientists in Bristol-Myers Squibb’s Research and Development organization are studying ways to improve current cancer treatments and identify better, more effective medicines for the future.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the development of biological products and the submission of applications to market such products.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  No forward-looking statement can be guaranteed.  Among other risks, there can be no guarantee that the development of the product described in this release will be successful or that the clinical studies described in this release will support the filing of a Biological License Application (BLA) with the U.S. Food and Drug Administration (FDA).  Furthermore, there can be no assurances that if a BLA is filed with the FDA, that it will be filed in the timeframe described in this release or that the BLA for the product described in this release will receive regulatory approval.  There can be no assurances that if approved, the product described in this release will be commercially successful.  Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Media and Investor Contacts:
Jean Mantuano	Madeline Malia	John Elicker
Media, Medarex	Media, Bristol-Myers Squibb	Investors, Bristol-Myers Squibb
Tel: (609) 430-2880, ext. 2221	Tel: (609) 252-3347; (609) 651-1323	Tel: (212) 546-3775
	Madeline.Malia@bms.com	John.Elicker@bms.com

Laura Choi
Investor Relations, Medarex
Tel: (609) 430-2880, ext. 2216